Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Mike Trask
(702) 532-7995	(702) 532-7451
mcarlotti@ballytech.com	mtrask@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS RECORD ADJUSTED EPS OF $1.10 AND GAAP DILUTED EPS OF $0.70 FOR THE THIRD QUARTER OF FISCAL 2014

•                  ADJUSTED EPS, WHICH INCLUDES $0.05 OF FOREIGN CURRENCY LOSSES, INCREASES TO A RECORD $1.10, UP 18 PERCENT FROM PRIOR YEAR

•                  WIDE-AREA PROGRESSIVE REVENUE SETS A QUARTERLY RECORD

•                  ACHIEVES NORTH AMERICA REPLACEMENT-UNIT SALES OF 2,496, UP 22 PERCENT FROM PRIOR YEAR

•                  SYSTEMS REVENUE SETS A QUARTERLY RECORD FOR THE SIXTH CONSECUTIVE QUARTER OF $91 MILLION, UP 27 PERCENT FROM PRIOR YEAR

•                  UPDATES FISCAL 2014 ADJUSTED EPS GUIDANCE TO $4.35 TO $4.50

LAS VEGAS, May 1, 2014 — Bally Technologies, Inc. (NYSE: BYI) (“Bally” or the “Company”), a leader in gaming machines, table game products, casino-management systems, interactive applications, and networked and server-based systems for the global gaming industry, today announced record quarterly revenue of $338 million and Adjusted EPS of $1.10 for the three months ended March 31, 2014, which includes a $0.05 per share loss from unfavorable foreign currency movements.  Diluted earnings per share (“GAAP Diluted EPS”) were $0.70 for the three months ended March 31, 2014.

“We achieved outstanding financial and operational results in the quarter which helped drive a record 26 percent adjusted operating margin for the first nine months of fiscal 2014 versus 23 percent in the prior year,” said Ramesh Srinivasan, the Company’s President and Chief Executive Officer.  “The ongoing SHFL integration has been pivotal in many respects to our results.  Our Systems business continues to be a major factor as we gain a greater share of the industry’s increasing technology-related spend.  On the EGM front, initial demand for our Pro Wave™ cabinet has been very robust, helping us to grow domestic replacement unit sales by 25 percent over last quarter.  Combined with SHFL’s international strength, this was our highest quarterly EGM unit sale level in six years, despite the absence of Canada VLT units.  We remain confident that our industry-leading innovation as evidenced by the Pro Wave platform and strength across a broad portfolio of products will help us grow our business into fiscal 2015 and beyond.”

“We continued to set a number of financial records this quarter while generating significant free cash flow,” said Neil Davidson, the Company’s Chief Financial Officer.  “We remain committed to deleveraging our balance sheet, as evidenced by the $68 million of debt we repaid during the quarter, for a total of $101 million since the acquisition of SHFL, which lowered our leverage ratio to 3.9 times.  In addition, we repurchased approximately 150,000 shares of our common stock for $10 million during the quarter.  We will continue to prudently utilize excess free cash flow to pay down debt with the goal of achieving a leverage ratio of 3.0 times by the end of calendar 2015.”

Bally Technologies, Inc. Reports Adjusted EPS of $1.10 and Diluted EPS of $0.70 for the Third Quarter of Fiscal 2014

Third Quarter Fiscal Year 2014 Highlights

	Three Months Ended March 31,				Nine Months Ended March 31,
	2014	% Rev	2013	% Rev	2014 (3)	% Rev	2013	% Rev
	(dollars in millions, except per share amounts)
Revenues:
Electronic Gaming Machines (“EGM”)	$102.4	30%	$85.8	33%	$261.8	30%	$251.1	34%
Gaming Operations	101.4	30%	102.0	39%	300.6	34%	302.2	41%
Systems	90.5	27%	71.3	28%	252.1	29%	179.3	25%
Table Products	44.1	13%	—	—	58.4	7%	—	—
Total revenues	$338.4	100%	$259.1	100%	$872.9	100%	$732.6	100%

Gross Margin: (1)
EGM	$50.2	49%	$43.5	51%	$128.3	49%	$126.6	50%
Gaming Operations	66.2	65%	72.0	71%	205.3	68%	211.8	70%
Systems	63.9	71%	52.2	73%	182.1	72%	134.9	75%
Table Products	31.2	71%	—	—	39.9	68%	—	—
Total gross margin	$211.5	63%	$167.7	65%	$555.6	64%	$473.3	65%

Selling, general and administrative	$88.2	26%	$72.2	28%	$251.6	29%	$204.6	28%
Research and development costs	36.7	11%	29.1	11%	98.9	11%	80.8	11%
Depreciation and amortization	20.5	6%	5.7	3%	37.5	4%	17.0	3%
Operating income	$66.1	20%	$60.7	23%	$167.6	19%	$170.9	23%
GAAP Diluted EPS	$0.70		$0.93		$2.21		$2.50

Non-GAAP Measures: (2)
Adjusted Operating Income	$90.6	27%	$60.7	23%	$228.7	26%	$170.9	23%
Adjusted EBITDA	$117.4	35%	$85.0	33%	$306.3	35%	$244.9	33%
Adjusted EPS	$1.10		$0.93		$3.12		$2.50

(1)         Gross Margin excludes amortization related to intangible assets which are included in depreciation and amortization (“D&A”).

(2)         Adjusted Operating Income, Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including share-based compensation and acquisition-related costs) and Adjusted EPS are Non-GAAP financial measures.  Reconciliation between GAAP and Non-GAAP measures can be found at the end of this press release.

(3)        Results for the nine months ended March 31, 2014 include SHFL entertainment, Inc. (“SHFL”) results beginning on November 25, 2013.

	As of March 31,
	2014	2013
End-of-period installed base:
Linked progressive systems	2,478	2,365
Rental and daily-fee games	16,048	14,953
Lottery systems (1)	12,629	12,059
Centrally determined systems	30,649	37,201
Utility products	8,905	NA
Proprietary Table Games (“PTG”)	3,016	NA
Table game progressive units, table game side bets, and add-ons	5,434	NA

(1)         Excludes 693 and 636 third-party Electronic Table System (“ETS”) seats operating as of March 31, 2014 and 2013, respectively.

	Three Months Ended March 31,				Nine Months Ended March 31,
	2014		2013		2014		2013
Operating Statistics	Units Sold	Average Selling Price (“ASP”)	Units Sold	ASP	Units Sold	ASP	Units Sold	ASP
New EGM	5,278	$17,203	4,923	$16,051	14,425	$16,502	14,096	$16,476
Utility products	788	16,088	NA	NA	926	16,218	NA	NA

Highlights of Certain Results for the Three Months Ended March 31, 2014

Overall

•                  Total revenue increased 31 percent to a quarterly record $338 million as compared with $259 million last year.

•                  Adjusted EBITDA increased 38 percent to a quarterly record $117 million as compared with $85 million last year.

•                  Selling, general and administrative expenses (“SG&A”) decreased to 26 percent of total revenues from 28 percent last year and includes $6 million of one-time costs associated with the acquisition of SHFL.  After adjusting for these one-time costs, SG&A was 24 percent of total revenues in the current period, down from 28 percent last year.

•                  Research and development expenses (“R&D”) remained constant at 11 percent of total revenue.

•                  Operating income increased 9 percent to $66 million as compared with $61 million last year.  Adjusted Operating Income increased by 49 percent to a record $91 million.  Adjusted operating margin increased to a record 27 percent from 23 percent last year.

•                  GAAP Diluted EPS was $0.70 as compared with $0.93 last year.  Adjusted EPS increased 18 percent to a quarterly record $1.10 from $0.93 last year.  GAAP Diluted and Adjusted EPS for the current period included a $0.05 per share loss from unfavorable foreign currency movements.

Electronic Gaming Machines

•                  Revenues increased 19 percent to $102 million as compared with $86 million last year, driven by higher replacement sales and the sale of 930 Equinox™ units and 211 ETS seats, partially offset by the absence of 788 Canadian VLT units sold in the prior year period.

•                  ASP of new electronic gaming devices increased 7 percent to $17,203 per unit from $16,051 last year, primarily as a result of geographic mix and sales of the Pro Wave cabinet, which carry higher ASPs.

•                  New-unit sales to international customers were 34 percent of total new unit shipments compared to 17 percent in the prior year period.

•                  Gross margin decreased to 49 percent from 51 percent last year, primarily driven by $1 million of inventory-related charges that are included in acquisition-related costs.  After adjusting for these costs, gross margin was 50 percent.

Gaming Operations

•                  Revenues decreased slightly to $101 million as compared with $102 million last year, driven by lower yields on certain variable-fee games, partially offset by record wide-area progressive (“WAP”) revenue and the inclusion of 2,198 leased ETS seats.

•                  Gross margin decreased to 65 percent from 71 percent last year, primarily due to higher jackpot expenses and $1 million of asset-related charges that are included in acquisition-related costs.  After adjusting for asset-related charges, gross margin was 66 percent

Systems

•                  Revenues increased 27 percent to an all-time record $91 million as compared with $71 million last year, driven primarily by hardware revenue.

•                  Maintenance revenues increased 7 percent to $24 million as compared with $23 million last year.

•                  Gross margin decreased to 71 percent from 73 percent last year, primarily as a result of the change in mix of products.  Specifically, hardware sales were 44 percent of systems revenues, and software and service sales were 29 percent, as compared to 36 percent for hardware sales and 32 percent for software and services sales in the same period last year.

Table Products

•                  Revenues from Table Products were $44 million, with Utility products revenue of $29 million and PTG revenue of $15 million.

•                  Gross margin was 71 percent.  Gross margin was impacted by $2 million of inventory-related charges that are included in acquisition-related costs.  After adjusting for these costs gross margin was 76 percent.

Highlights of Certain Results for the Nine Months Ended March 31, 2014

Overall

•                  Total revenue increased 19 percent to a record $873 million as compared with $733 million last year.

•                  Adjusted EBITDA increased 25 percent to a record $306 million as compared with $245 million last year.

•                  SG&A increased to 29 percent of total revenues from 28 percent last year, primarily driven by $33 million of one-time costs associated with the acquisition of SHFL.  After adjusting for these one-time costs, SG&A was 25 percent of total revenues in the current period down from 28 percent last year.

•                  R&D remained constant at 11 percent of total revenues.

•                  Operating income decreased 2 percent to $168 million as compared with $171 million last year.  Adjusted Operating Income increased 34 percent to a record $229 million.  Adjusted operating margin increased to a record 26 percent from 23 percent last year.

•                  GAAP Diluted EPS was $2.21 as compared with $2.50 last year.  Adjusted EPS increased 25 percent to a record $3.12 from $2.50 last year.  GAAP Diluted and Adjusted EPS for the current period included a $0.09 per share loss from unfavorable foreign currency movements.

Electronic Gaming Machines

•                  Revenues increased 4 percent to $262 million as compared with $251 million last year, driven by the shipment of 2,220 units into the Illinois VGT market, 1,517 Equinox units, and 301 ETS seats, partially offset by the absence of 2,026 Canadian VLT units sold in the prior year period.

•                  ASP of new gaming devices increased to $16,502 per unit from $16,476 last year, primarily as a result of geographic mix and sales of the Pro Wave cabinet which carry higher ASPs.

•                  New-unit sales to international customers were 28 percent of total new unit shipments compared with 17 percent last year.

•                  Gross margin decreased to 49 percent from 50 percent last year, primarily driven by $4 million of inventory-related charges that are included in acquisition-related costs.  After adjusting for these costs, gross margin was 51 percent.

Gaming Operations

•                  Revenues decreased slightly to $301 million as compared with $302 million last year, driven by lower yields on certain variable-fee games, partially offset by record WAP revenue and the inclusion of 2,198 leased ETS seats.

•                  Gross margin decreased to 68 percent from 70 percent last year, primarily due to higher-than-expected jackpot expenses and $1 million of asset-related charges that are included in acquisition-related costs.  After adjusting for asset-related charges, gross margin was 69 percent.

Systems

•                  Revenues increased 41 percent to a record $252 million as compared with $179 million last year, driven primarily by hardware revenue.

•                  Maintenance revenues increased 10 percent to a record $74 million as compared with $67 million last year.

•                  Gross margin decreased to 72 percent from 75 percent last year, primarily as a result of the change in mix of products.  Specifically, hardware sales were 38 percent of systems revenues, and software and service sales were 33 percent, as compared to 30 percent for hardware sales and 33 percent for software and services sales in the same period last year.

Table Products

•                  Revenues from Table Products were $58 million, with Utility products revenue of $38 million and PTG revenue of $20 million.

•                  Gross margin was 68 percent.  Gross margin was impacted by $3 million of inventory-related charges that are included in acquisition-related costs.  After adjusting for these costs, gross margin was 74 percent.

Fiscal 2014 Business Update

The Company updated full-year fiscal 2014 guidance for Adjusted EPS to $4.35 to $4.50.  Adjusted EPS is calculated in accordance with the table included in this press release.  The range excludes current and expected losses from unfavorable foreign currency movements.  For clarity, this guidance includes $3.21 per share of results for the nine months ended March 31, 2014 which is comprised of Adjusted EPS of $3.12 plus an add-back of $0.09 per share loss from unfavorable foreign currency movements incurred during the first nine months of fiscal 2014.  This results in a range of Adjusted EPS expected for the remaining three months of fiscal 2014 of $1.14 to $1.29.

The Company has provided this range of adjusted earnings guidance for fiscal 2014 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, the timing and completion of new systems installations, competitive product introductions, complex revenue recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in millions)
Net income attributable to Bally Technologies, Inc.	$27.4	$38.4	$86.4	$104.1
Interest expense, net	18.8	3.2	30.1	9.8
Income tax expense	16.2	17.5	44.5	55.3
Depreciation and amortization	41.3	22.4	93.4	66.0
Share-based compensation	3.3	3.5	10.4	9.7
Acquisition-related costs	6.2	—	33.1	—
Inventory step-up and obsolescence	4.2	—	8.4	—
Adjusted EBITDA	$117.4	$85.0	$306.3	$244.9

Adjusted EBITDA is a supplemental Non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

The following tables reconcile the Company’s GAAP to Non-GAAP Financial Measures:

Three Months Ended March 31, 2014

		Gross	SG&A		Operating	Net
	Revenues	Margin (1)	Expenses	D&A	Income	Income (2)	EPS

GAAP Measures	$338.4	$211.5	$88.2	$20.5	$66.1	$27.4	$0.70
GAAP %		63%	26%		20%
Amortization of purchased intangibles	—	—	—	(14.1)	14.1	9.1	0.23
Acquisition-related costs	—	4.2	(6.2)	—	10.4	6.7	0.17
Total adjustments	—	4.2	(6.2)	(14.1)	24.5	15.8	0.40
Adjusted Non-GAAP Measures	$338.4	$215.7	$82.0	$6.4	$90.6	$43.2	$1.10
Adjusted %		64%	24%		27%

(1)                    Gross Margin excludes amortization related to intangible assets which are included in depreciation and amortization.

(2)                    Adjustments are tax effected at 35.5%.

Nine Months Ended March 31, 2014

		Gross	SG&A		Operating	Net
	Revenues	Margin (1)	Expenses	D&A	Income	Income (2)	EPS

GAAP Measures	$872.9	$555.6	$251.6	$37.5	$167.6	$86.4	$2.21
GAAP %		64%	29%		19%
Amortization of purchased intangibles	—	—	—	(19.6)	19.6	12.7	0.32
Acquisition-related costs	—	8.4	(33.1)	—	41.5	26.7	0.68
IRS audit one-time benefit	—	—	—	—	—	(3.6)	(0.09)
Total adjustments	—	8.4	(33.1)	(19.6)	61.1	35.8	0.91
Adjusted Non-GAAP Measures	$872.9	$564.0	$218.5	$17.9	$228.7	$122.2	$3.12
Adjusted %		65%	25%		26%

(1)                    Gross Margin excludes amortization related to intangible assets which are included in depreciation and amortization.

(2)                    Adjustments are tax effected at 35.5%, except there is no tax effect on the IRS audit one-time benefit.

Adjusted EPS and other such adjusted measures are supplemental Non-GAAP financial measures that the Company’s management believes more accurately reflects the Company’s operating results for the periods presented.  Adjusted measures should not be considered an alternative to GAAP measures as determined in accordance with GAAP.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in number is 866-524-3160 or 412-317-6760 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until June 2, 2014.

About Bally Technologies, Inc.

Founded in 1932, Bally Technologies (NYSE: BYI) provides the global gaming industry with innovative games, table game products, systems, mobile, and iGaming solutions that drive revenue and provide operating efficiencies for gaming operators.  For more information, please contact Mike Trask, Senior Manager, Marketing & Corporate Communications, at 702-532-7451, or visit http://www.ballytech.com.  Connect with Bally on Facebook, Twitter, YouTube, LinkedIn and Pinterest.

This press release may contain “forward looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward looking statements are reasonable, future results may differ materially from those expressed in any forward looking statements. The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2014 AND 2013

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$209,329	$157,102	$534,114	$430,436
Product lease, operation and royalty	129,070	102,045	338,767	302,201
	338,399	259,147	872,881	732,637
Costs and expenses:
Cost of gaming equipment and systems (1)	86,307	61,419	213,729	168,978
Cost of product lease, operation and royalty(1)	40,537	29,992	103,521	90,320
Selling, general and administrative	88,248	72,218	251,661	204,586
Research and development costs	36,677	29,098	98,890	80,792
Depreciation and amortization	20,523	5,755	37,460	17,046
	272,292	198,482	705,261	561,722
Operating income	66,107	60,665	167,620	170,915
Other income (expense):
Interest income	1,976	1,191	6,946	3,738
Interest expense	(20,861)	(4,389)	(37,083)	(13,544)
Other, net	(3,453)	(1,534)	(5,562)	(3,336)
Income from operations before income taxes	43,769	55,933	131,921	157,773
Income tax expense	(16,200)	(17,527)	(44,477)	(55,345)
Net income	27,569	38,406	87,444	102,428
Less net income (loss) attributable to noncontrolling interests	125	(43)	1,005	(1,679)
Net income attributable to Bally Technologies, Inc.	$27,444	$38,449	$86,439	$104,107

Basic and Diluted earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$0.71	$0.95	$2.25	$2.56
Diluted earnings per share	$0.70	$0.93	$2.21	$2.50

Weighted average shares outstanding:
Basic	38,614	40,483	38,493	40,594
Diluted	39,205	41,199	39,156	41,614

(1)         Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2014 AND JUNE 30, 2013

	March 31, 2014	June 30, 2013
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$90,484	$63,220
Restricted cash	13,779	12,939
Accounts and notes receivable, net of allowances for doubtful accounts of $15,772 and $14,813	306,637	248,497
Inventories	91,812	68,407
Prepaid and refundable income tax	31,259	21,845
Deferred income tax assets	50,913	38,305
Deferred cost of revenue	15,460	22,417
Prepaid assets	20,458	14,527
Other current assets	5,023	2,920
Total current assets	625,825	493,077
Restricted long-term investments	16,703	14,786
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $1,492 and $1,764	63,696	65,456
Property, plant and equipment, net of accumulated depreciation of $70,574 and $60,556	71,514	35,097
Leased gaming equipment, net of accumulated depreciation of $242,063 and $209,680	131,369	113,751
Goodwill	997,522	172,162
Intangible assets, net	519,868	25,076
Deferred income tax assets	3,683	17,944
Income tax receivable	979	1,837
Deferred cost of revenue	8,861	12,105
Other assets, net	53,979	27,974
Total assets	$2,493,999	$979,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,921	$25,863
Accrued and other liabilities	110,240	91,127
Jackpot liabilities	12,566	11,731
Deferred revenue	41,851	62,254
Income tax payable	2,225	11,345
Current maturities of long-term debt	41,182	24,615
Total current liabilities	241,985	226,935
Long-term debt, net of current maturities	1,831,061	580,000
Deferred revenue	25,038	23,696
Other income tax liability	11,448	12,658
Deferred income tax liabilities	135,046	171
Other liabilities	24,293	16,633
Total liabilities	2,268,871	860,093
Commitments and contingencies
Stockholders’ equity:
Common stock, $.10 par value; 100,000,000 shares authorized; 65,983,000 and 65,318,000 shares issued and 39,266,000 and 38,855,000 outstanding	6,590	6,523
Treasury stock at cost, 26,717,000 and 26,463,000 shares	(1,095,737)	(1,058,381)
Additional paid-in capital	586,224	535,759
Accumulated other comprehensive loss	(5,356)	(10,692)
Retained earnings	732,778	646,339
Total Bally Technologies, Inc. stockholders’ equity	224,499	119,548
Noncontrolling interests	629	(376)
Total stockholders’ equity	225,128	119,172
Total liabilities and stockholders’ equity	$2,493,999	$979,265